Exhibit 10.21

Certain identified information has been excluded from the exhibit because it both:

(i)	is not material; and
(ii)	is the type that the company treats as private or confidential.

[***] indicates that information has been redacted.

Employment Agreement

Parties

Tradefloor IPCO Pty Ltd

and

Nick Hornstein

Contents

1	Definitions and interpretation	1
2	Warranties	5
3	Commencement	5
4	Probation	5
5	Position and Duties	5
6	Gardening leave	6
7	Place of work	7
8	Remuneration	7
9	Method and frequency of payment	7
10	Expenses	7
11	Performance and Remuneration review	7
12	Company’s Property	8
13	Leave	8
14	Termination	9
15	Restraint	10
16	Confidential Information	11
17	Intellectual Property	12
18	Privacy	13
19	Surveillance	13
20	Remedies for breach	14
21	Severability	14
22	Governing law	14
23	Continuing obligations	14
24	Notices	14
25	Waiver	15
26	Acknowledgment	15
27	Fair Work Information Statement	15
28	Counterparts	15

Agreement

Parties	Tradefloor IPCO Pty Ltd ABN 31 603 351 015 of Level 5, 500 Collins Street, Melbourne 3000 (Company)

Nick Hornstein of Residential address -[***] (Employee)

Introduction

A	The Company is part of the OpenMarkets Group of which operates financial services technology and trading businesses.

B	The Company has offered to employ the Employee in the role specified in Item 1 of Schedule 1.

C	The Employee has accepted employment in that position on the terms and conditions set out in this Agreement.

1	Definitions and interpretation

1.1	In this Agreement:

(1)	Act means the Fair Work Act 2009 (Cth), and the Fair Work (Transitional Provisions and Consequential Amendments) Act 2009 (Cth), and their regulations, and includes any amendment to, or replacement of them;

(2)	Agreement means this document, including any schedule or annexure to it;

(3)	Bonus means the bonus described in Item 6(c) of Schedule 1;

(4)	Board means the board of directors of the Company, as constituted from time to time;

(5)	Business means the business carried on by the Company and the Group;

(6)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

(7)	Capacity means being:

(1)	in partnership or in association with anybody else;

(2)	a principal, agent, consultant, adviser, representative, director, officer or executive in a senior or managerial role similar to that which the Employee performs for the under this Agreement with anybody else; or

(3)	a trustee of anybody else;

(8)	Client means any person, firm or organisation that purchases, or has previously purchased products or services of the Company or a Group Company;

(9)	Commencement Date means the date specified in Item 3 of Schedule 1;

(10)	Competing Business means a business (whether operated as a company, partnership or sole trader) which carries on an activity the same as, similar to, or competitive with, any activity engaged in by the Company or the Group as a significant part of its Business, in which the Employee has been involved at any time during the last 12 months of employment.

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(11)	Confidential Information means information of the Company and the Group which is of a confidential character. Confidential Information includes:

(1)	information which is specifically designated as confidential by the Company, the Group, or Clients;

(2)	information which by its nature or the circumstances of its disclosure may be reasonably understood to be confidential;

(3)	trade secrets of the Company and the Group;

(4)	Intellectual Property of the Company and the Group;

(5)	information regarding the financial or business affairs of the Company and the Group, including:

(i)	board papers and reports;

(ii)	financial and management accounts and reports;

(iii)	business and marketing plans and strategies; and

(iv)	market research information or surveys;

(6)	any agreements, arrangements or terms of trade with a Client, Identified Prospective Client, supplier or prospective supplier;

(7)	information about the identity, contact details or requirements of Clients, Identified Prospective Clients, suppliers or prospective suppliers;

(8)	contractual, technical and production information;

(9)	notes and developments regarding Confidential Information;

(10)	the terms and conditions of employment of executives of the Group;

(11)	the terms and conditions of this Agreement;

(12)	any discussion, negotiation or agreement between the Company and the Employee regarding the performance of the Employee, or the termination or cessation of the Employment; and

(13)	business systems, and operating procedures or manuals.

Confidential Information does not include information that:

(i)	is publicly available at the Commencement Date;

(ii)	becomes publicly available during or after the Employment without breach of any obligation of confidence by the Employee;

(iii)	was already in the Employee’s possession (as evidenced by written records) at the Commencement Date;

(12)	Corporations Act means the Corporations Act 2001 (Cth);

(13)	Duties means the duties and responsibilities set out in Schedule 2 of this Agreement;

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(14)	Group means the Company and its Related Bodies Corporate from time to time;

(15)	Group Company means any member of the Group;

(16)	Identified Prospective Clients means organisations, businesses or individuals that have been identified in writing by the Company as an opportunity for obtaining future business (whether directly or through referral of other business);

(17)	Intellectual Property includes any:

(1)	copyright (as defined in the Copyright Act 1968 (Cth));

(2)	design, patent, trademark, semiconductor, circuit layout or plant breeder rights (whether registered, unregistered or applied for);

(3)	trade, business, company or domain name;

(4)	know-how, inventions, processes (whether in writing or recorded in any form); and

(5)	any other proprietary, licence or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields;

(18)	Maximum Contribution Base has the same meaning as that term has in section 15 of the Superannuation Guarantee (Administration) Act 1992 (Cth);

(19)	Moral Rights has the same meaning as that term has in Part IX of the Copyright Act 1968 (Cth);

(20)	Notice Period means the notice period specified in item 5 of Schedule 1;

(21)	Ordinary Time Earnings has the same meaning as that term has in section 6 of the

Superannuation Guarantee (Administration) Act 1992 (Cth);

(22)	Party means either the Employee or the Company as the context requires;

(23)	Personal Information has the same meaning as that term has in the Privacy Act;

(24)	Privacy Act means the Privacy Act 1988 (Cth);

(25)	Property means property of the Company, and any other Group Company, and includes Confidential Information, Intellectual Property, documents, equipment, software, computer information (wherever it is stored), keys and access cards;

(26)	Related Body Corporate has the meaning given in section 9 of the Corporations Act;

(27)	Remuneration has the meaning given at Item 6 in Schedule 1;

(28)	Restraint Area means each of the following areas:

(1)	Australia;

(2)	Victoria;

(3)	Melbourne.

(29)	Restraint Period means each of the following periods:

(1)	9 months;

(2)	6 months;

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(3)	3 months.

(30)	Salary means the cash component of the Remuneration, as set out in Item 6(a) of Schedule 1; and

(31)	Works means all programs, programming, literary, dramatic, musical and artistic work within the meaning of the Copyright Act 1968 (Cth).

1.2	Interpretation

(1)	Reference to:

(1)	one gender includes the others;

(2)	the singular includes the plural and the plural includes the singular;

(3)	a person includes a body corporate;

(4)	a Party includes the Party’s executors, administrators, successors and permitted assigns;

(5)	a thing includes the whole and each part of it separately;

(6)	a statute, regulation, code or other law or a provision of any of them includes:

(i)	any amendment or replacement of it; and

(ii)	another regulation or other statutory instrument made under it, or made under it as amended or replaced; and

(7)	dollars means Australian dollars unless otherwise stated.

(2)	“Including” and similar expressions are not words of limitation.

(3)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(4)	Headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(5)	A provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

(6)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

1.3	Parties

(1)	If a Party consists of more than one person, this Agreement binds each of them separately and any two or more of them jointly.

(2)	An obligation, representation or warranty in favour of more than one person is for the benefit of them separately and jointly.

(3)	A Party which is a trustee is bound both personally and in its capacity as a trustee.

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2	Warranties

2.1	The Employee warrants that they:

(1)	possess the experience and academic qualifications he has represented to the Company that he has and are required to perform the Duties;

(2)	has no interests or obligations that are inconsistent with, or that would prevent, limit or adversely affect the Employee complying with any of the Employee’s obligations under this Agreement;

(3)	has disclosed to the Company any matter which does or may render the Employee unable to perform some or all of the duties under this Agreement;

(4)	the references and information provided by the Employee to the Company in connection with the Employee’s qualifications, experience and ability to perform the duties under this Agreement are true and correct;

(5)	the Employee is a fit and proper person to perform the duties set out in this Agreement;

(6)	subject to the matters disclosed by the Employee to the Company, the Employee is not restricted from performing the duties for the Company in connection with a restraint or other non-competition obligation owed to anyone, or a restriction imposed on the Employee concerning the use of any information or the intellectual property rights of anyone; and

(7)	the Employee holds all visas and meets all immigration requirements necessary to work in Australia.

2.2	The Employee will notify the Company immediately if any of these circumstances change.

3	Commencement

3.1	The Employment commences on the Commencement Date.

3.2	The Employment will continue until terminated in accordance with this Agreement.

4	Probation

4.1	The Employee is on probation for the first six months of the employment.

4.2	During the probationary period either Party may terminate this Agreement by giving the other Party one weeks’ notice, or in the case of the Company, by making payment in lieu of providing notice.

5	Position and Duties

5.1	The Employee is employed by the Company in the position of specified in Item 1 of Schedule 1.

5.2	The Employee must perform the Duties set out in Schedule 2 of this Agreement.

5.3	The Employee reports to the set out in Schedule 2 of this Agreement.

5.4	In the performance of the Duties, and at all times during the Employment, the Employee must:

(1)	serve the Company faithfully and diligently;

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(2)	act at all times in the Company’s best interests;

(3)	use the Employee’s best endeavours to protect and promote the reputation and business interests of the Company and the Group;

(4)	not act in conflict with the interests of the Company or any Group Company;

(5)	not accept any additional external roles, Board positions and the like without written approval from the Board;

(6)	perform the Duties with all due care and skill, and to the best of the Employee’s knowledge and abilities;

(7)	devote the whole of the Employee’s time, attention and skill during normal business hours, and at other times as reasonably necessary, to the Duties;

(8)	act in a professional and ethical manner;

(9)	obey all reasonable and lawful directions of the Company;

(10)	act at all times within the levels of authority delegated by the Company; and

(11)	provide their direct manager and the Company with information and reports:

(1)	about the affairs of the Company, as their direct manager and the Company may request from time to time; and

(2)	generally, so as to keep the their direct manager and the Company fully informed of all material developments in or relevant to the Company’s affairs, within the scope of the Duties.

5.5	The Parties agree that the Employee’s position, Duties, role and levels of responsibility may be varied from time to time. Irrespective of any such variations, the remaining terms and conditions of this Agreement will continue to apply, unless otherwise agreed in writing.

5.6	If required by the Company, the Employee will perform duties in relation to any Group Company. The Employee acknowledges that this possibility has been taken into account when calculating the Remuneration.

5.7	The Employee will not accept any payment or other benefit as an inducement or reward for any act or omission in connection with any matter or business transacted by or on behalf of the Company or any Group Company.

5.8	Nothing in clause 5 limits the Employee’s duties of good faith or fidelity to the Company.

6	Gardening leave

6.1	Without limiting the directions the Company may lawfully give the Employee, the Company may at any time (including during the Notice Period) direct the Employee without loss of Remuneration to:

(1)	not attend the Company’s premises or premises at which any part of the Business is conducted;

(2)	not perform all or part of the Duties;

(3)	cease all contact and communication with Clients, Identified Prospective Clients, suppliers, Executives or contractors of the Group, or some of them; and

(4)	not use some or all of the Property.

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7	Place of work

7.1	The Employee’s usual place of work is specified at Item 2 of Schedule 1.

7.2	From time to time, in the performance of the Duties, the Employee may be required to:

(1)	work from other locations; and

(2)	travel within Australia and overseas.

8	Remuneration

8.1	In consideration for the Employee carrying out the Duties and fulfilling his Employment obligations, the Company must pay or provide the Employee the Remuneration set out in Item 6 of Schedule 1.

8.2	Unless expressly provided otherwise, all payments made under this Agreement are subject to deduction or withholding by the Company of any amounts required by law.

8.3	The Remuneration includes all amounts due to the Employee under any industrial award, agreement, contract, the Act or other law. The Remuneration for any pay period can be set off against and expressly applied in compensation of all award and any other legal entitlements for work performed by the Employee during that period.

9	Method and frequency of payment

9.1	The Company must pay the Salary monthly by electronic transfer into an account nominated by the Employee.

9.2	The Company must make superannuation contributions on the Employee’s behalf:

(1)	at the minimum level required to avoid the imposition of a superannuation guarantee charge under Federal superannuation legislation (currently 9.5% of the Ordinary Time Earnings, up to the Maximum Contribution Base); and

(2)	to an eligible choice fund as nominated by the Employee, in accordance with Federal superannuation legislation.

9.3	On or about the Commencement Date, the Company must provide the Employee with a superannuation choice election form and information about the Company’s default fund. If the Employee does not nominate a complying fund prior to processing of the Employee’s first pay, the contributions will be paid to Care Super.

10	Expenses

10.1	The Company must pay all reasonable expenses incurred by the Employee in performing the Duties, provided the Employee:

(1)	provides the Company with acceptable documentation for the expenses incurred;

(2)	complies with any applicable expenses policy in force from time to time.

11	Performance and Remuneration review

11.1	The Company must review the Employee’s performance and Remuneration at the end of the Probation period and the Employee’s performance every 6 months, or at such other times as the Company considers appropriate.

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11.2	The Company must review the Remuneration every 12 months, however this does not necessarily mean it will be increased.

11.3	In reviewing the Employee’s performance and Remuneration, the Company may take into account all circumstances it considers relevant, including any change to the Duties, the performance of the Company, the requirements of the Business, and the prevailing economic conditions.

11.4	The Employee is required to complete all relevant documents and questionnaires, attend performance interviews and provide truthful answers to all questions in respect of the Employee’s performance throughout the Employment.

12	Company’s Property

12.1	The Employee must return any Property which is in the Employee’s possession, power or control, immediately on request by the Company or immediately on termination of the Employment, whichever occurs first.

12.2	If any of the Property is in the form of videotape, computer information, software or similar media, the Company may require the Employee to delete or erase this information so that it cannot be retrieved, and verify this to the Company’s satisfaction.

12.3	The Employee must:

(1)	take all reasonable care when using the Property and immediately report to the Company any damage, defect or fault in the Property; and

(2)	take all reasonable steps to ensure the security of, and protect all Property, including Confidential Information and Intellectual Property, which is in the Employee’s possession, power or control.

13	Leave

13.1	The Employee is entitled to annual leave, personal / carer’s leave, compassionate leave, parental leave and any additional leave as defined by the Act. The following subclauses contain a summary of those entitlements, and are to be read subject to those statutory provisions.

13.2	The Employee is entitled to accrue 4 weeks paid annual leave for each year of service. Annual leave is to be taken at times agreed with their direct manager. If the Parties cannot agree, the Company may direct the Employee to take leave, in accordance with the Act.

13.3	On termination of the Employment, the Employee will be paid any accrued but untaken annual leave, based on the Employee’s Remuneration.

13.4	The Employee is entitled to accrue 10 days paid personal / carer’s leave for each year of service, to be used either for personal illness or injury, or to care for members of the Employee’s immediate family or household who require care or support due to illness, injury or unexpected emergency.

13.5	The Employee must notify the Company as soon as practicable of any absence for personal / carer’s leave, and the expected duration of the absence.

13.6	The Company may require the Employee to provide satisfactory evidence of the illness or injury, if the Employee is absent from work for 2 days or more.

13.7	The Employee is entitled to long service leave in accordance with the long service leave legislation applicable in the State in which they usual place of work is as set out in Schedule 1.

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13.8	While on leave, the Employee must not engage in any conduct that is inconsistent with this Agreement, or the Employee’s obligations to the Company.

14	Termination

14.1	Termination by notice

(1)	The Company or the Employee may terminate the Employment by providing the other Party with prior written notice of termination, equal to the Notice Period.

(2)	The notice of termination must state the day on which the Employment will terminate.

(3)	During the Notice Period, the Company may:

(1)	require the Employee to work for part or all of the Notice Period; or

(2)	pay the Employee an amount in lieu of any unworked portion of the Notice Period, based on the Employee’s Remuneration for that period.

(4)	For all or part of the Notice Period, the Company may require the Employee to:

(1)	not attend work but remain available to attend work and perform any Duties required by the Company;

(2)	perform duties other than the Duties, including less senior or significant duties;

(3)	direct the Employee to have no contact with any employee, director, client, customer or supplier of the Company, including via social networking websites;

(4)	appoint another person to perform some or all of the Employee’s duties; and

(5)	change the title and/or reporting line of the Employee; or

(6)	do any combination of clauses 14.1(4)(1) or 14.1(4)(5).

(5)	The Employee agrees that this will not constitute a repudiation of this Agreement.

(6)	The Employee will continue to receive the Remuneration during this period.

14.2	Summary termination

(1)	The Company may terminate the Employment without prior notice if the Employee:

(1)	engages in any act or omission constituting serious or persistent misconduct (including dishonesty, theft, fraud or assault);

(2)	breaches any of clauses 2, 5.4, 15, 16, or 17;

(3)	misuses the Intellectual Property of the Company or any Group Company;

(4)	commits a serious or persistent breach of any other clause of this Agreement;

(5)	is either repeatedly absent from work, or absent from work for a period of 5 consecutive days, without proper explanation by the Employee or the consent of the Company (which consent will not be unreasonably withheld);

(6)	is guilty of material breach of faith, material neglect or default, wilful disregard of directions or gross incompetence in the performance of the Duties;

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(7)	refuses to obey or comply with a lawful direction of the Company;

(8)	acts in a manner which in the Company’s reasonable opinion may tend to injure the reputation or interests of the Company, the Group or any Group Company;

(9)	is precluded from taking part in the management of a corporation under the provisions of Part 2D of the Corporations Act;

(10)	is charged with any criminal or indictable offence which in the Company’s reasonable opinion may bring the Employee or the Company, the Group or any Group Company into disrepute; or

(11)	commits any other act or omission justifying summary dismissal at common law.

(2)	If the Employment is terminated under clause 14.2, the Employee is not entitled to receive any payment in lieu of notice or compensation.

14.3	Resignation from office

(1)	On termination of the Employment, or at the request of the Company, the Employee must resign from any office held by the Employee in the Company or a Group Company.

(2)	The Employee is not entitled to compensation for resigning from office.

If the Employee fails to resign from office, the Company is authorised to appoint another person in the name of the Employee and on his behalf, to execute all documents and to do all things required to give this effect.

14.4	Representations after termination

After termination of the Employment, the Employee must not represent herself as being in any way connected with or interested in the Business, other than the record of service.

14.5	Redundancy

The Employee will be entitled to redundancy payments in accordance with the Act.

15	Restraint

15.1	The Employee must not:

(1)	accept any employment or engagement intended to commence after termination of employment with the Company which requires the Employee to disclose any Confidential Information;

(2)	during the Employee’s employment engage in a Competing Business, in any capacity, directly or indirectly;

(3)	during the Employee’s employment and the Restraint Period, induce or attempt to induce any employee of the Company or any other member of the Group with whom the Employee had contact during the Employee’s last 12 months of employment to terminate or not renew his or her employment;

(4)	during the Employee’s employment and the Restraint Period, solicit, canvass, approach or accept any approach from any client, customer, contractor or supplier of the Company or any other member of the Group with whom the Employee had contact during and in the course of the last 12 months of the Employee’s employment with a view to or with the effect of obtaining the custom or business of that person or entity in the Restraint Area for the benefit of a Competing Business or detrimentally affecting the business of the Company or the Group.

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15.2	The Company may require the Employee to provide evidence confirming to the satisfaction of the Company that the Employee is not in breach of clause 15.1.

15.3	The Employee acknowledges that:

(1)	each restraint specified in clause 15.1 is reasonable and necessary to protect the legitimate interests of the Group;

(2)	the Employee intends the restraints to operate to the maximum extent; and

(3)	damages may be inadequate to protect the interests of the Company or the relevant member of the Group for breach of the obligations contained in this clause and the Company or the relevant member of the Group is entitled to seek and obtain injunctive relief, or any other remedy, in any court.

15.4	The restraints in clause 15.1 are intended to be separate and severable. Each restraint specified in clause 15.1 has effect as if they consist of separate provisions, resulting from combining each geographic area in the definition of Restraint Area with each time period in the definition of Restraint Period. If any of the several separate restraints is or becomes invalid or unenforceable for any reason it will be severed and its invalidity or unenforceability will not affect the validity or enforceability of any of the other separate restraints.

16	Confidential Information

16.1	The Employee acknowledges that the Confidential Information remains at all times the Property of the Company, the Group or both.

16.2	The Employee must:

(1)	take all steps necessary to maintain the strict confidentiality of Confidential Information;

(2)	ensure that proper and secure storage is provided for Confidential Information while in the possession or under the control of the Employee;

(3)	take all precautions necessary to prevent disclosure of Confidential Information;

(4)	not use or attempt to use Confidential Information in any manner which may injure or cause loss, either directly or indirectly, to the Company or any other Group Company, or which may be likely to do so;

(5)	not disclose Confidential Information to any person other than:

(1)	as directed by the Company;

(2)	where required for the performance of the Duties;

(3)	to the Employee’s legal and financial advisers; or

(4)	if compelled by law to disclose the Confidential Information;

(6)	use Confidential Information solely in accordance with this Agreement; and

(7)	keep confidential the fact that Confidential Information has been provided to the Employee and other Executives, servants and/or agents of the Company.

16.3	When the Employee discloses Confidential Information as permitted by clause 16.2(5) and 16.2(5)(d), the Employee must ensure that whoever it is disclosed to is made aware of its confidential nature, and of the Employee’s obligations under clause 16. The Employee will use his best endeavours to ensure that those persons comply with the obligations of clause 16 as if the obligations were expressed to apply to them.

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16.4	If the Employee is obliged by law to disclose any Confidential Information (or anticipates that he may be so obliged), the Employee must immediately notify the Company of the actual or anticipated requirement and use all lawful means to delay and withhold disclosure until the Company has had a reasonable opportunity to oppose disclosure by lawful means.

16.5	The Employee’s obligations under this clause apply during the Employment and after its termination.

17	Intellectual Property

17.1	The Employee warrants that the Employee does not have any right or interest in respect of any Intellectual Property owned, used or capable of being used by the Company.

17.2	The Company owns all Intellectual Property that the Employee develops or conceives in the course of or arising out of the Employment, whether alone or in conjunction with someone else, and whether during or outside working hours:

(1)	using the Company’s or any of the Clients’ premises, resources or facilities;

(2)	in the course of, as a consequence of or in relation to the performance of the Duties;

(3)	directly or indirectly as a result of the Employee’s or anybody else’s access to the Confidential Information or other Intellectual Property of the Company, or Clients’ confidential information or Intellectual Property;

(4)	in respect of or associated with any of the Company’s products or services and any alterations or additions or methods of making, using, marketing, selling or providing these products or services; or

(5)	relating to other Intellectual Property.

17.3	To the extent that the Employee has any right or interest in Intellectual Property which is owned, used or capable of being used by the Company, the Employee assigns that Intellectual Property to the Company.

17.4	The Employee will immediately disclose in writing to the Company:

(1)	any matter which may come to the Employee’s attention during the Employment, which may be of interest, importance or use to the Company;

(2)	any proposal for improvements which may be of service for the furtherance of the Company’s Business; and

(3)	Intellectual Property made or conceived of during the course of performing the Duties.

17.5	The Employee will do anything necessary, including executing any documents such as an assignment, for the purpose of effecting, perfecting and protecting the Company’s title or that of the Company’s nominee to the Intellectual Property, in Australia or such other countries as the Company requires.

17.6	The Employee, during the course of the Employee’s employment with the Company or at any time afterward, may not make use of or reproduce any Intellectual Property owned by the Company without prior written approval, other than in the ordinary course of the Employment

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17.7	The Employee consents to the Company and each other member of the Group or their suppliers, clients or customers using or adapting Works to which the Employee has contributed or which the Employee has created in connection with the Employee’s employment or engagement by the Company at any time, in any manner, and without expressly acknowledging the Employee’s contribution or creation which may otherwise infringe a Moral Right of the Employee. This consent is given in relation to all Works made or to be made by the Employee in the course of the Employee’s employment or engagement at any time. The Employee acknowledges that the consent given in this clause has been given freely and genuinely, and without the Employee being subjected to any duress by the Company, any other member of the Group or any third party.

17.8	In clause 17, a reference to “the Company” includes the Company, and any other Group Companies in respect of whose business the Employee has been actively engaged in the course of the Employment. Any promise, warranty or covenant made by the Employee under clause 17 in favour of persons not a party to this Agreement is intended to be, and is, directly enforceable by each of those persons, and this Agreement operates as a deed poll in favour of those persons.

17.9	The Employee’s obligations under this clause apply during the Employment and after its termination.

18	Privacy

18.1	Without limiting the Company’s rights under applicable law, the Employee acknowledges that the Company or any other member of the Group may:

(1)	use and disclose Personal Information that the Company or any other member of the Group has collected about the Employee during the Employee’s employment, or in anticipation of that employment, for any purpose connected with the Employee’s employment and the operation of the Company’s or any other member of the Group’s business; and

(2)	transfer Personal Information from the Company or any other member of the Group to the Company’s that Group member’s insurers and superannuation administrators, or contractors or other service providers who perform services for or on behalf of the Company or any other member of the Group as part of the Company’s or that Group member’s usual business operations.

18.2	By agreeing to the terms of employment, and without limiting the Company’s rights under applicable law, the Employee consents to the Company or any other member of the Group collecting, using and disclosing Personal Information about the Employee and transferring that Personal Information externally (including internationally) when necessary including for the purpose of the Company conducting searches regarding the Employee including, bankruptcy, police check, AML and other regulatory or sanctions related searches.

19	Surveillance

19.1	The Employee acknowledges that the Company may, to the extent permitted by law, conduct computer, camera and tracking surveillance of the Employee during the Employee’s employment.

19.2	The Employee consents to the Company, from the commencement of the Employee’s employment and on a continuous, ongoing basis:

(1)	accessing, monitoring, logging and recording any communication or information developed, used, received, stored or transmitted by the Employee using the Company’s IT Systems, either at the Company’s premises or at any other place. This includes the Employee’s private use of the Company’s IT Systems;

(2)	installing filtering systems in the Company’s IT Systems which restrict the inward and outward flow of certain types of material, including emails and viruses, with the result that some email traffic may be blocked; and

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(3)	conducting camera (video) surveillance of the Employee in the Company’s premises.

19.3	The Employee acknowledges that the Employee has been provided with, read and understood the Company’s policies relating to the use of the Company’s IT Systems and electronic resources.

20	Remedies for breach

20.1	The Employee acknowledges that:

(1)	a breach of any of clauses 15, 16 or 17 would be harmful to the business interests of the Company;

(2)	monetary damages alone would not be a sufficient remedy for a breach of any of these clauses; and

(3)	in addition to any other remedy which may be available in law or equity, the Company or any other aggrieved party is entitled to interim, interlocutory and permanent injunctions or any of them to prevent breach of these clauses and to compel specific performance of them.

21	Severability

21.1	If any provision of this Agreement is unenforceable, illegal or void, that provision is severed and the other provisions of this Agreement remain in force.

22	Governing law

22.1	This Agreement is governed by the law in force in the State in which they usual place of work is as set out in Schedule 1, Australia.

22.2	The Parties submit to the non-exclusive jurisdiction of the courts of Victoria or any competent Federal court exercising jurisdiction in Victoria. The dispute must be determined in accordance with the law and practice applicable in the court.

23	Continuing obligations

23.1	Any provision of this Agreement remaining to be performed or observed by the Employee or having effect after the termination of this Agreement for whatever reason remains in full force and effect and is binding on the Employee.

24	Notices

24.1	A notice or other communication connected with this Agreement (Notice) has no legal effect unless it is in writing.

24.2	In addition to any other method of service provided by law, the Notice may be sent by prepaid post to, or delivered at, the address of the Party set out in Item 7 of Schedule 1, or to an address subsequently notified to the other Party in writing.

24.3	If the Notice is sent or delivered in a manner provided by clause 22.2, it must be treated as given to and received by the Party to which it is addressed:

(1)	if sent by post, on the second Business Day (at the address to which it is posted) after posting; and

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(2)	if delivered before 5pm on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.

24.4	A Notice by a Party may be given and signed by its solicitor.

25	Waiver

25.1	A Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.

25.2	The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

25.3	A waiver is not effective unless it is in writing.

25.4	Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

26	Acknowledgment

26.1	The Employee acknowledges that the Employee has entered into this Agreement without duress, and after having had the opportunity to take independent expert advice on its terms and their effect and that neither the Company nor any other member of the Group nor its directors or employees has made any promise, representation or inducement or been party to any conduct material to the Employee entering into this Agreement other than as set out in this Agreement.

27	Fair Work Information Statement

27.1	The Employee acknowledges that the Company has provided the Employee with a copy of the Fair Work Information Statement, which is set out in the Annexure.

28	Counterparts

28.1	This Agreement may be executed in counterparts.

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Schedule 1

Item 1	Position: Senior Legal Counsel

Item 2	Place of work: OpenMarkets office and/or from home

Item 3	Commencement Date: TBA

Item 4	Expense Limits: n/a

Item 5	Notice Period: 1 month

Item 6	Remuneration (includes all items below)

	a)	Salary of $155,000 per annum; plus

	b)	Superannuation contributions made on the Employee’s behalf, calculated in accordance with clause 9.2; plus

	c)	Bonus derived from the bonus scheme/Incentive Plan (as set out below) agreed and documented by the Group and the Employee from time to time.

Item 7	Notices

The address and facsimile number of each Party is:

The Company

Address: Level 5, 500 Collins Street, Melbourne, VIC 3000 Australia.

The Employee

Address: [***]

Incentive Plans

In addition to your Remuneration, during your employment, the Group may invite you to participate in any incentive programs that it may put in place from time to time. Your participation would be subject to the rules of the relevant incentive plan, which rules may be amended at any time by the Group at its absolute discretion.

Your participation in any incentive plan, and all payments and benefits under the plan (if any), would be at the absolute discretion of the Group and may be varied or revoked from time to time by the Group at its absolute discretion (in which event the Group would not be required to compensate you for any consequential loss or detriment to you).

Any incentive plan offered to you may be different to an incentive plan offered to other employees of the Group.

The terms of any incentive plan would not have any contractual effect and would not form part of this agreement.

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Schedule 2 - Employee’s Duties

Reporting to: Deane Sweeney - Chief Operating Officer and General Counsel

Job brief

●	To provide timely, high quality, commercially focused legal, regulatory and compliance advice with a particular focus on AFSL requirements, product and capital markets matters.

●	Assisting in the review, negotiation and drafting of agreements with clients and service providers.

●	Maintaining standard legal documentation for all products and services and providing legal and regulatory advice to the business on new products and services and proactively anticipating legal issues.

●	Assisting to interpret legal and regulatory change and assess impacts including required changes to standard documentation.

●	Providing reporting to management and assisting with corporate governance as and when required.

●	Liaising with senior members of the leadership team on and legal and compliance matters.

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Annexure

Australian Government

Fair Work OMBUDSMAN

Fair Work Information Statement

Employers must give this document to new employees when they start work

IMPORTANT INFORMATION ABOUT YOUR PAY AND CONDITIONS

Find out more about your workplace entitlements and obligations during the impact of coronavirus at **coronavirus.fairwork.gov.au**

Employees in Australia have entitlements and protections at work, under:

FAIR WORK LAWS
- minimum entitlements for all employees
- includes the National Employment Standards

AWARDS
- set minimum pay and conditions for an industry or occupation
- cover most employees in Australia

ENTERPRISE AGREEMENTS
- set minimum pay and conditions for a particular workplace
- negotiated and approved through formal process

EMPLOYMENT CONTRACTS
- provide additional conditions for an individual employee
- can't reduce or remove minimum entitlements

Find your award at **www.fairwork.gov.au**. Check if your workplace has an enterprise agreement at **www.fwc.gov.au/agreements**

PAY

Your minimum pay rates are in your award or enterprise agreement. If there is no award or agreement for your job, you must get at least the National Minimum Wage. **You can't agree to be paid less**. Minimum pay rates are usually updated yearly.

Find out what you should get at **www.fairwork.gov.au/minimum-wages**

NATIONAL MINIMUM WAGE
FROM 1 JULY 2020

$19.84/hour full-time or part-time

$24.80/hour casual

This is the adult minimum rate for employees with no award or enterprise agreement.
Lower rates may apply to juniors, apprentices and employees with disability.

Use our free calculators to check your pay, leave and termination entitlements at:
www.fairwork.gov.au/pact

NATIONAL EMPLOYMENT STANDARDS

These are minimum standards for all employees. Rules and exclusions may apply. **Your award or agreement may provide more**. Find more information on the National Employment Standards at **www.fairwork.gov.au/NES**

	Full-time and part-time employees	Casual employees
Annual leave	✓ 4 weeks paid leave per year (pro rata for part-time employees) + 1 week for eligible shift workers	✗
Personal leave* (sick or carer's leave)	✓ 10 days paid leave per year	✗
Carer's leave	✓ 2 days unpaid leave per permissible occasion (if no paid personal leave left)	✓ 2 days unpaid leave per permissible occasion
Compassionate leave	✓ 2 days paid leave per permissible occasion	✓ 2 days unpaid leave per permissible occasion
Family & domestic violence leave	✓ 5 days unpaid leave per 12 months	✓ 5 days unpaid leave per 12 months
Community service leave • Jury service	✓ 10 days paid leave with make-up pay + unpaid leave as required	✓ Unpaid leave as required
• Voluntary emergency management activities	✓ Unpaid leave as required to engage in the activity	✓ Unpaid leave as required to engage in the activity
Long service leave	✓ Paid leave (amount and eligibility rules vary between states and territories)	* Varies between states and territories
Parental leave eligible after 12 months employment	✓ 12 months unpaid leave - can extend up to 24 months with employer's agreement	✓ 12 months unpaid leave for regular and systematic casuals - can extend up to 24 months with employer's agreement
Maximum hours of work	✓ Full-time employees – 38 hours per week + reasonable additional hours Part-time and casual employees – 38 hours or employee's ordinary weekly hours (whichever is less) + reasonable additional hours	
Public holidays	✓ A paid day off if you'd normally work. If asked to work you can refuse, if reasonable to do so	✓ An unpaid day off. If asked to work you can refuse, if reasonable to do so
Notice of termination	✓ 1-5 weeks notice (or pay instead of notice) based on length of employment and age	✗
Redundancy pay eligible after 12 months employment	✓ 4 -16 weeks pay based on length of employment (some exclusions apply)	✗

**The High Court is currently considering the method of accruing and taking paid personal/carer's leave under the National Employment Standards. This document currently reflects the state of the law as it applies to affected employees, but is subject to any changes at law.*
For details see **www.fairwork.gov.au/leave/sick-and-carers-leave**

Last updated 1 July 2020

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Fair Work Ombudsman

Australian Government

Fair Work Information Statement

Employers must give this document to new employees when they start work

IMPORTANT INFORMATION ABOUT YOUR PAY AND CONDITIONS

FLEXIBILITY

After 12 months employment, you can make a written **request for flexible working arrangements** if you're 55 or over, a carer, have a disability, are experiencing violence from a family member (or are supporting a family or household member who is), or are the parent of, or have caring responsibilities for, a child of school age or younger. This includes employees returning from parental or adoption leave asking to work part-time to care for the child. Your employer must respond in writing within 21 days. They can only say no on reasonable business grounds.

You and your employer can also **negotiate an individual flexibility arrangement**. This would change how certain terms in your award or enterprise agreement apply to you. An individual flexibility arrangement must be a genuine choice – it can't be a condition of employment – and it must leave you better off overall. Find out more at:

www.fairwork.gov.au/flexibility

DID YOU KNOW?

You can create a free My account to save your workplace information in one place at:
www.fairwork.gov.au/register

You can find free online courses to help you start a new job or have difficult conversations at work, visit:
www.fairwork.gov.au/learning

The **Record My Hours app** makes it quick and easy to record the hours you work. It's free on the App Store and Google Play.

ENDING EMPLOYMENT

When your employment ends, your final pay should include all **outstanding entitlements**, such as wages and unused annual leave and long service leave.

You may be entitled to **notice of termination**, or pay instead of notice. If you're dismissed for serious misconduct, you're not entitled to notice. If you resign you may have to give your employer notice. To check if notice is required and what should be in your final pay visit:

www.fairwork.gov.au/ending-employment

If you think your **dismissal was unfair** or unlawful, you have **21 calendar days** to lodge a claim with the Fair Work Commission. Rules and exceptions apply. Find out more at:

www.fairwork.gov.au/termination

PROTECTIONS AT WORK

All employees have protections at work. You can't be treated differently or worse because you have or exercise a workplace right, for example, the right to request flexible working arrangements, take leave or make a complaint or enquiry about your employment.

You have the right to join a union or choose not to, and to take part in lawful industrial activity or choose not to.

You also have protections when temporarily absent from work due to illness or injury, from discrimination, bullying and harassment, coercion, misrepresentation, sham contracting, and undue influence or pressure. Find out more at:

www.fairwork.gov.au/protections

AGREEMENT MAKING

Enterprise agreements are negotiated between an employer, their employees, and any employee representatives (e.g. a union). This process is called 'bargaining' and has to follow set rules. The Fair Work Commission checks and approves agreements. For information about making, varying, or terminating an enterprise agreement visit:

www.fwc.gov.au/agreements

TRANSFER OF BUSINESS

If a transfer of business occurs, your employment with your old employer ends. If you're employed by the new employer within three months to do the same (or similar) job, some of your entitlements might carry over to the new employer. This may happen if, for example, the business is sold or work is outsourced. Find out more at:

www.fairwork.gov.au/transfer-of-business

RIGHT OF ENTRY

Union officials with an entry permit can enter the workplace to talk to workers that they're entitled to represent, or to investigate suspected safety issues or breaches of workplace laws.

They must comply with certain requirements, such as notifying the employer, and can inspect or copy certain documents. Strict privacy rules apply to the permit holder, their organisation and your employer. Find out more at:

www.fwc.gov.au/entry-permits

WHO CAN HELP?

FAIR WORK OMBUDSMAN

- information and advice about pay and entitlements
- free calculators, templates and online courses
- help resolving workplace issues
- investigates and enforces breaches of workplace laws.

www.fairwork.gov.au - 13 13 94

FAIR WORK COMMISSION

- hears claims of unfair dismissal, unlawful termination, bullying, discrimination or 'adverse action' at work
- approves, varies and terminates enterprise agreements
- issues entry permits and resolves industrial disputes.

www.fwc.gov.au - 1300 799 675

If you work in the commercial building industry the Australian Building and Construction Commission can help.
www.abcc.gov.au - 1800 003 338

Last updated 1 July 2020

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Executed as an agreement.

I have read and understood the above and agree to my employment with Tradefloor IPCO Pty Ltd on the terms and conditions contained herein.

/s/ Nick Hornstein
Nick Hornstein

Date: 30 September 2020

/s/ Ivan Tchourilov
Director, TradeFloor IPCO Pty Ltd

Date: 30 September 2020

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